Exhibit 2.2

AMENDMENT TO

MASTER TRANSACTIONS AGREEMENT

This Amendment (this “Amendment”) to the Master Transactions Agreement (the “MTA”), dated as of December 14, 2020, by and among Thunder Bridge II Surviving Pubco, Inc., a Delaware corporation (“Parent”), Thunder Bridge Acquisition II, Ltd., a Cayman Islands exempted company (“Thunder Bridge II”), TBII Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of Parent, ADK Merger Sub LLC, a Delaware limited liability company and wholly-owned subsidiary of Parent, ADK Service Provider Merger Sub LLC, a Delaware limited liability company and wholly owned subsidiary of Parent, ADK Blocker Merger Sub LLC, a Delaware limited liability company and wholly owned subsidiary of Parent, Ay Dee Kay LLC, d/b/a indie Semiconductor, a California limited liability company (the “Company”), each of the corporate entities listed on Schedule 1 to the MTA holding membership units in the Company, ADK Service Provider Holdco LLC, a Delaware limited liability company, and, solely in his capacity as the Company Securityholder Representative, Donald McClymont (the “Company Securityholder Representative”), is entered into as of May 3, 2021, by and among the Thunder Bridge II, the Company, and the Company Securityholder Representative. All capitalized terms used in this Amendment and not otherwise defined herein shall have the respective meanings given to such terms in the MTA.

W I T N E S S E T H :

A. The parties to the MTA desire to amend the MTA as expressly provided in this Amendment pursuant to Section 11.9 of the MTA.

The parties accordingly agree as follows:

ARTICLE I.
AMENDMENTS

1.1 Amendment to Article II. Section 2.1 of the MTA is hereby amended and restated in its entirety to read as follows:

a. The Thunder Bridge II Merger. At the Closing, by virtue of the Thunder Bridge II Merger and without any action on the part of Parent, Thunder Bridge II or any of the Thunder Bridge II Equity Holders:

(i)  (1) Each Thunder Bridge II Class A Share issued and outstanding immediately prior to the Transaction shall remain outstanding and shall be automatically converted into one (1) Surviving Pubco Class A Share and (2) each certificate that evidenced Thunder Bridge II Class A Shares immediately prior to the Transaction (“Thunder Bridge II Class A Share Certificate”) shall instead represent a number of Surviving Pubco Class A Shares equal to the number of Thunder Bridge II Class A Shares evidenced by such Thunder Bridge II Class A Share Certificate; provided, however, that each Thunder Bridge II Class A Share Certificate owned by Public Stockholders who have validly elected to redeem their shares in connection with the Redemption shall entitle the holder thereof to receive only cash in an amount equal to the Redemption Price as provided for in the Trust Agreement and Thunder Bridge II’s Organizational Documents.

(ii)  (1) Each Thunder Bridge II Class B Share issued and outstanding immediately prior to the Transaction shall be automatically converted into one (1) Surviving Pubco Class A Share, (2) each certificate that evidenced Thunder Bridge II Class B Shares immediately prior to the Transaction (“Thunder Bridge II Class B Share Certificate”) shall instead represent a number of Surviving Pubco Class A Shares equal to the number of Thunder Bridge II Class B Shares evidenced by such Thunder Bridge II Class B Share Certificate and (3) all rights in respect of all Thunder Bridge II Class B Shares shall cease to exist, other than the right to receive the Surviving Pubco Class A Shares in accordance with this Section 2.1(a).

(iii)  Following the Transactions, the holders of Thunder Bridge II Warrants shall, pursuant to the terms of the Thunder Bridge II Warrants, have the right (the “Surviving Pubco Warrants” and, with the Thunder Bridge II Public Warrants becoming “Surviving Pubco Public Warrants”) to purchase and receive, upon the basis and upon terms and conditions specified in such Thunder Bridge II Warrants and in lieu of the shares of Thunder Bridge II Common Stock immediately theretofore purchasable and receivable upon the exercise of rights represented thereby, the number of Surviving Pubco Class A Shares receivable in connection with the Transactions that the holder of such Thunder Bridge II Warrants would have received if such holder had exercised his, her or its Thunder Bridge II Warrant(s) immediately prior to the Transactions;

(iv)  Each Thunder Bridge II Class A Share and Thunder Bridge II Class B Share held by Thunder Bridge II shall be automatically cancelled and no consideration shall be issued or paid in respect thereof.

b.  The Company Merger. At the Closing, by virtue of the Company Merger, without any action on the part of the Company, ADK Legacy Owners, ADK Principal Owners, ADK Non-Contributing Service Providers, ADK Contributing Service Providers, ADK Service Provider Holdco, Parent or Thunder Bridge II except to the extent expressly provided in this Agreement otherwise:

(i)  Reserve Consideration. Surviving Pubco shall reserve that certain number of Surviving Pubco Class A Shares for issuance pursuant to the terms of this Agreement and the Transaction Documents, as determined by the following calculation (such resulting number, the “Reserve Consideration”): (i) Merger Consideration minus (ii) Consideration Shares (which net amount shall include the Surviving Pubco Class A Shares issuable pursuant to the Phantom Award Agreements).

(ii)  ADK Legacy Owners. In accordance with the directions provided in the executed Letter of Transmittal executed by each ADK Legacy Owner, each LLC Unit held by an ADK Legacy Owner shall automatically be converted into and exchanged for such ADK Legacy Owner’s Allocable Share of the Merger Consideration.

(iii)  ADK Non-Contributing Service Provider. Each LLC Unit held by an ADK Non-Contributing Service Provider as of immediately prior to the Effective Time shall elect either to, (1) to enter into the Exchange Agreement with respect to all (and not less than all) the LLC Units held by such ADK Non-Contributing Service Provider, or (2) execute the Letter of Transmittal to have all (and not less than all) LLC Units held by such ADK Non-Contributing Service Provider converted as of the Effective Time into the right to receive that number of Surviving Pubco Class A Shares equal to the quotient obtained by dividing (A) such ADK Non-Contributing Service Provider’s Allocable Share of the Merger Consideration by (B) the total number of LLC Units held by such ADK Non-Contributing Service Provider as of immediately prior to the Effective Time (the aggregate number of Surviving Pubco Class A Shares into which such ADK Non-Contributing Service Provider’s LLC Units are so converted being hereinafter referred to as such ADK Non-Contributing Service Provider’s “NCSP Class A Shares”); provided, that if an ADK Non-Contributing Service Provider shall fail to make an election as set forth above , then such LLC Units shall not be converted in the Company Merger and shall, as of immediately after the Effective Time, continue to remain issued and outstanding, subject in all respects to the Surviving Company Amended and Restated Limited Liability Company Agreement; and provided further that, if any of the LLC Units held by such Non-Contributing Service Provider as of immediately prior to conversion pursuant to clause (2) above are subject to forfeiture pursuant to the terms of any LLC Unit award under which such LLC Units were issued (each such LLC Unit award, a “Class B Units Grant”), then the NCSP Class A Shares into which such LLC Units subject to a Class B Unit Grant are converted shall be subject to the same terms and conditions of forfeiture, mutatis mutandis, as are provided under the Class B Units Grant applicable to such LLC Units.

(iv)  ADK Phantom Unit Holders. In accordance with each of the Phantom Award Agreements executed by the Company and each ADK Phantom Unit Holder, each Phantom Unit held by an ADK Phantom Unit Holder shall have the right to receive from the Reserve Consideration the number of Surviving Pubco Class A Shares set forth in such ADK Phantom Unit Holder’s Phantom Award Agreement, subject to the vesting schedule set forth therein; and Surviving Pubco shall issue such Surviving Pubco Class A Shares pursuant to the terms of each Phantom Award Agreement.

(iv)  ADK Principal Owners.

(A)  Each ADK Principal Owner shall be deemed to have contributed to Surviving Pubco all of his, her or its voting rights in the Surviving Company to Surviving Pubco held by such ADK Principal Owners in consideration of (i) receipt of the number of Surviving Pubco Class V Shares set out opposite each such ADK Principal Owners’ name in Schedule 2.1(b)(v)(A), and (ii) the execution and delivery by Surviving Pubco to such ADK Principal Owner of the Tax Receivables Agreement and the Exchange Agreement.

(B)  In accordance with the directions provided in the executed Letter of Transmittal executed by each ADK Principal Owner, all ADK Principal Owner Exchangeable LLC Units held by each ADK Principal Owner shall automatically be converted into and exchanged for the Allocable Share of the Merger Consideration attributable to such ADK Principal Owner Exchangeable LLC Units.

c.  The Service Provider Merger. At the Closing, each membership unit of ADK held by an ADK Contributing Service Provider outstanding as of immediately prior to the Effective Time shall, by virtue of the Service Provider Merger and without any action on the part of ADK Service Provider Holdco or ADK Service Provider Merger Sub, Parent, Thunder Bridge II or any of the members of ADK Service Provider Holdco, automatically be converted into and exchanged for the right to receive that number of Surviving Pubco Class A Shares equal to the quotient obtained by dividing (A) such ADK Contributing Service Provider’s share (in accordance the Organizational Documents of ADK Service Provider Holdco) of the Merger Consideration by (B) the total number of membership units held by such ADK Contributing Service Provider as of immediately prior to the Effective Time (the aggregate number of Surviving Pubco Class A Shares into which such ADK Contributing Service Provider’s membership units are so converted being hereinafter referred to as such ADK Contributing Service Provider’s “CSP Class A Shares”); provided that, if any of such membership units held by such Contributing Service Provider as of immediately prior to such conversion are subject to forfeiture pursuant to the terms of any unit award under which such membership units were issued (each such unit award, a “CSP Units Grant”), then the CSP Class A Shares into which such membership units subject to a CSP Units Grant are converted shall be subject to the same terms and conditions of forfeiture, mutatis mutandis, as are provided under the CSP Units Grant applicable to such membership units.

d.  The Blocker Mergers. At the Closing, by virtue of the Blocker Mergers and without any action on the part of Parent or Thunder Bridge II or any ADK Blocker, each LLC Unit held by each ADK Blocker shall automatically be converted and exchanged for the equity holder of such ADK Blocker’s share (in accordance the Organizational Documents of such ADK Blocker) of such ADK Blocker’s Allocable Share of the Merger Consideration.

ARTICLE II.
MISCELLANEOUS

2.1 Remaining Provision; References. Except as expressly modified by this Amendment, the MTA shall remain in full force and effect. Each reference in the MTA to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import referring to the MTA, and each reference in any other document relating to the “MTA,” “thereunder,” “thereof” or words of like import referring to the MTA, means and references the MTA as amended by this Amendment.

2.2 Miscellaneous. Article XI of the MTA shall apply to this Amendment, mutatis mutandis.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

COMPANY:

AY DEE KAY, LLC d/b/a INDIE SEMICONDUCTOR

By:	/s/ Donald McClymont
Name: Donald McClymont
Title: Chief Executive Officer

COMPANY SECURITYHOLDER REPRESENTATIVE:

/s/ Donald McClymont
Name: Donald McClymont

THUNDER BRIDGE II:

THUNDER BRIDGE ACQUISITION II, LTD.

By:	/s/ Gary Simanson
Name: Gary A. Simanson
Title: Chief Executive Officer

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